Exhibit 99.1

Keating Capital Lists Shares on Nasdaq

Unique Pre-IPO Fund Begins Trading Under Ticker Symbol KIPO on December 12, 2011

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--December 12, 2011--Keating Capital, Inc. (“Keating Capital” or the “Company”) today announced the listing of the Company’s common stock on the Nasdaq Capital Market under the ticker symbol KIPO.

Capitalization of the Fund

Keating Capital is a unique closed-end fund that is exclusively dedicated to pre-IPO investing. As of September 30, 2011, the Company had net assets of approximately $77 million, consisting of:

  Approximately $32 million invested in 13 portfolio companies; and
  Approximately $45 million in cash.

As of September 30, 2011, Keating Capital’s Net Asset Value per share was $8.27.

The Company currently has 9,283,604 shares of common stock issued and outstanding. The Company's capital structure consists entirely of common stock, with no options, warrants or other types of dilutive securities issued or outstanding. Moreover, the Company does not use leverage or borrowed money to fund its portfolio company investments.

Portfolio Company Investments

As of September 30, 2011, the Company’s 13 portfolio companies were categorized into three groups by stage:

  Completed IPO (2 portfolio companies)
  Filed for IPO (2 portfolio companies)
  Private (9 portfolio companies)

As of September 30, 2011, the Company’s 13 portfolio companies were in three industry groups:

  Technology (4 portfolio companies)
  Internet & Software (4 portfolio companies)
  Clean Technology (5 portfolio companies)

Typically, Keating Capital seeks to invest in portfolio companies that have private enterprise values of between $100 million and $1 billion at the time of its investment.

Unique Public Access Vehicle

"The listing of Keating Capital’s shares on Nasdaq is the final step in what has been a three-year process but is only one milestone in our Company’s growth strategy,” said Timothy J. Keating, Keating Capital's CEO. “To the best of our knowledge, Keating Capital is the first and only fund of its kind exclusively dedicated to pre-IPO investing in the U.S. We have created a unique public access vehicle for investors seeking to invest in later-stage private companies prior to their expected public offerings. We seek to primarily provide growth equity capital to companies that are committed to and capable of completing an IPO,” added Mr. Keating.

Milestones

Key milestones in the Company’s path to becoming the first U.S. publicly traded investment fund focused on pre-IPO investing include the following:

  May 2008 – Formation of Keating Capital
  November 2008 – Election to become a business development company
  January 2009 – Registration with the SEC to become a public reporting company
  June 2009 – Effectiveness of the Company’s continuous public offering registration statement
  January 2010 – First portfolio company investment; first closing of continuous public offering
  February 2011 – Successful pricing of the first portfolio company IPO
  June 2011 – Completion of the continuous public offering
  December 2011 – Nasdaq listing

Management Outlook and Risk Considerations

Keating Capital is seeking to create a portfolio of approximately 20 companies, with each portfolio company investment typically held for three years. The Company expects that it will make between two to four investments in new portfolio companies in the next 45 days. Moreover, Keating Capital anticipates that it will have between 15 – 20 portfolio companies by June 30, 2012.

“While we are excited by the unique public access vehicle that we have created for pre-IPO investing, we caution prospective investors in our stock that all forms of private equity investing—including Keating Capital—should and must be viewed as high risk/high return opportunities,” stated Mr. Keating.

“Because our investment horizon for each portfolio company is typically three years, investors who buy our stock and hold it for less than three years may run the additional risk of not experiencing a full investment cycle. And while we are very pleased with the composition and progress of our portfolio as a whole, our success in large part will hinge on an active IPO market—which may not be available during periods of high volatility. Accordingly, the opportunities for potential appreciation in portfolio company investments—and correspondingly, a potential increase in the Company’s Net Asset Value—will be inextricably linked to our portfolio companies’ abilities to successfully complete IPOs, for which no assurance can be given, now or in the future, and our ability to successfully exit our investment after the typical six-month post-IPO lockup,” added Mr. Keating.

About Keating Capital, Inc.

Keating Capital (www.KeatingCapital.com) is a business development company based in Greenwood Village, Colorado, that specializes in making pre-IPO investments in innovative, high-growth private companies that are committed to and capable of becoming public. Keating Capital provides individual investors with the ability to participate in a unique fund that invests in a private company's later stage, pre-IPO financing round — an opportunity that has historically been reserved for institutional investors. Keating Capital shares are traded on Nasdaq under the ticker symbol KIPO.

To be added to Keating Capital’s email distribution list to receive quarterly newsletters and other announcements, go to www.KeatingCapital.com/contact.

Forward-Looking Statements

This press release may contain statements of a forward-looking nature relating to future events. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. These statements reflect Keating Capital's current beliefs, and a number of important factors could cause actual results to differ materially from those expressed in this press release, including the factors set forth in "Risk Factors" in Keating Capital's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission ("SEC"). Please refer to Keating Capital's SEC filings for a more detailed discussion of the risks and uncertainties associated with its business, including but not limited to the risks and uncertainties associated with investing in micro- and small-cap companies. Except as required by the federal securities laws, Keating Capital undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise. The reference to Keating Capital's website has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

CONTACT:
Keating Capital
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com
or
Public Relations Contact:
JCPR, Inc.
Chris Moon, 973-850-7304
chris@jcpr.com